August 2007	Preliminary Terms No. 346
Registration Statement No. 333-131266
Dated July 25, 2007
Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due November 16, 2010
Based on the Performance of a Basket of Four Commodities
Commodity-Linked Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and upside exposure to the underlying assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price below”)
Stated principal amount:	$1,000 per note
Pricing date:	August , 2007
Original issue date:	August , 2007 (5 business days after the pricing date)
Maturity date:	November 16, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket Commodities		Weighting	Initial Commodity Price
	High Grade Primary Aluminum (“aluminum”)		25%
	Copper-Grade A (“copper”)		25%
	Primary Nickel (“nickel”)		25%
	Special High-Grade Zinc (“zinc”)		25%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪ If the basket performance is less than or equal to zero, $0; or
▪ If the basket performance is greater than zero, the greater of:
 (i) the jump amount; and
 (ii) $1,000 times (x) participation rate times (y) basket performance

Jump amount:	$390
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price - initial commodity price) / initial commodity price] x weighting
Commodity price:	With respect to each basket commodity, the official cash offer price per metric ton on the London Metal Exchange (“LME”) as determined by the LME, stated in U.S. dollars
Initial commodityprice:	The commodity price for the applicable basket commodity on the pricing date
Final average commodityprice:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day during the period from and including August 4, 2010 through and including November 4, 2010 on which there is no market disruption event in respect of the applicable commodity.

CUSIP:	617446N88
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	100%	2%	98%
	Total	$	$	$
(1)           The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 for further details.
(2)           For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Commodity-Linked Capital Protected Notes due November 16, 2010

Investment Overview
The Commodity-Linked Capital Protected Notes due November 16, 2010 (the “notes”), provide investors with an opportunity to gain direct exposure to a basket of commodities with no downside risk to their initial investment if the notes are held to maturity.

If at maturity, the equally-weighted basket of four commodities (the “basket”) has appreciated at all, the investment will return a minimum of 39% in addition to protected principal.  If the basket has appreciated by more than 39%, the investment return is 1:1 upside participation (e.g. a 42% appreciation will return 100% of principal plus 42% at maturity).  If the basket has depreciated or has not appreciated, the investment will return par at maturity.  The notes do not pay interest.

Maturity:	3.25 Years
Protection at Maturity:	100%
Interest:	None
Payment at Maturity:	(i) If the basket performance is greater than zero
Þ a minimum 39% return
(ii)	If the basket performance is greater than 39%
Þ 100% of the basket performance
(iii)	If the basket performance is less than or equal to zero Þ par

Basket Overview

Basket Commodity	Weighting
High Grade Primary Aluminum (“aluminum”)	25%
Copper-Grade A (“copper”)	25%
Primary Nickel (“nickel”)	25%
Special High-Grade Zinc (“zinc”)	25%

Basket Historical Performance January 1, 2002 to July 24, 2007

The graph illustrates the effect of any offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes nor does the graph take into account the averaging of the commodity prices over the determination dates which will occur when we calculate the basket performance at maturity. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

August 2007	Page 2

Commodity-Linked Capital Protected Notes due November 16, 2010

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain exposure to the basket of commodities while protecting 100% of their principal at maturity.

Leverage Performance	¡ Minimum 39% return if the basket has appreciated at all ¡ Uncapped 1:1 upside participation (100%) in any basket appreciation greater than 39%

Protect Principal	¡ 100% principal protection at maturity regardless of the performance of the basket

Access	¡ Exposure to an equally-weighted basket of four base metals (aluminum, copper, nickel and zinc) ¡ Portfolio diversification from traditional fixed income / equity investments

Best Case Scenario	The basket appreciates and the notes return a minimum of $1,390 per note with the potential for a greater return if the basket appreciates by more than 39%.

Worst Case Scenario	The basket depreciates or does not appreciate, and the notes redeem for the stated principal amount at maturity. This assumes the investment is held to maturity.

Summary of Selected Key Risks (see page 10)

¡	No interest payments / possibility of no return

¡	The notes will not be listed and secondary trading may be limited

¡	Market prices of the notes will be influenced by many unpredictable factors

¡	Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

¡	Changes in the value of one or more of the basket commodities may offset each other

¡	Inclusion of commissions / projected profit from hedging is likely to adversely affect secondary market prices

¡	There are risks relating to trading of commodities on the London Metal Exchange

¡	Economic interests of the calculation agent may be potentially adverse to investors

¡	Hedging and trading activity could adversely affect the prices of the basket commodities

¡	Issuer credit ratings may affect the market value

¡	Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the notes

Suitability

The notes may be suitable for investors who:

¡	Do not require current income / coupon payments

¡	Are capable of understanding the complexities / risks specific to the notes, and specifically, the basket commodities

¡	Are willing to receive no return on the notes should the basket depreciate or not appreciate

August 2007	Page 3

Commodity-Linked Capital Protected Notes due November 16, 2010

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is greater than zero.

Expected Key Dates
Pricing Date:	Original Issue Date(Settlement Date):	Maturity Date:
August , 2007	August , 2007 (5 business days after pricing date)	November 16, 2010

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note. See Syndicate Information below.
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket Commodities	Weighting	Initial Commodity Price
	High Grade Primary Aluminum (“aluminum”)	25%
	Copper-Grade A (“copper”)	25%
	Primary Nickel (“nickel”)	25%
	Special High-Grade Zinc (“zinc”)	25%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪           If the basket performance is less than or equal to zero, $0; or
▪           If the basket performance is greater than zero, the greater of:
(i) the jump amount; and
(ii) $1,000 times (x) participation rate times (y) basket performance

Jump amount:	$390
Participation rate:	100%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price - initial commodity price) / initial commodity price] x weighting
Commodity price:	With respect to each basket commodity, the official cash offer price per metric ton on the relevant exchange as determined by the relevant exchange, stated in U.S. dollars
Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date
If any initial commodity price as finally determined by the relevant exchange differs from any initial commodity price specified in the pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day during the period from and including August 4, 2010 through and including November 4, 2010 on which there is no market disruption event in respect of the applicable commodity.

Relevant exchange:	London Metal Exchange (“LME”)
Call right:	The notes are not callable prior to the maturity date.

August 2007	Page 4

Commodity-Linked Capital Protected Notes due November 16, 2010

General Information
Listing:	None
CUSIP:	617446N88
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on July 24, 2007, the “comparable yield” would be a rate of 5.2413%% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,184.4429 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account the actual payment received at maturity) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2007	$20.5284	$20.5284
January 1, 2008 through June 30, 2008	$26.7445	$47.2729
July 1, 2008 through December 31, 2008	$27.4454	$74.7183
January 1, 2009 through June 30, 2009	$28.1646	$102.8829
July 1, 2009 through December 31, 2009	$28.9027	$131.7856
January 1, 2010 through June 30, 2010	$29.6601	$161.4457
July 1, 2010 through November 16, 2010	$22.9972	$184.4429

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

August 2007	Page 5

Commodity-Linked Capital Protected Notes due November 16, 2010

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$1,000.00	2.0000%	<$999K
$996.25	1.6250%	$1MM-$2.99MM
$994.375	1.4375%	$3MM-$4.99MM
$992.50	1.2500%	>$5MM

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2007	Page 6

Commodity-Linked Capital Protected Notes due November 16, 2010

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:

Less than or equal to zero	$0 – Investors will only receive $1,000 at maturity

Greater than zero but less than or equal to 39%	The jump amount of $390 – Investors receive minimum return of 39%

Greater than 39%	$1,000 * 100% * basket performance

Note:

There is no cap on upside participation.  Investors will receive 100% of any basket performance above 39% and at least a 39% return if the basket performance is greater than zero.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

August 2007	Page 7

Commodity-Linked Capital Protected Notes due November 16, 2010

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are the three payment at maturity examples.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial CommodityPrice	Hypothetical Final Average CommodityPrice
Aluminum	25%	2,772.50	2,883.40
Copper	25%	8,160.00	8,486.40
Nickel	25%	32,355.00	33,649.20
Zinc	25%	3,820.00	3,972.80

Basket Performance = Sum of Commodity Performance Values

[(final average aluminum price – initial aluminum price) / initial aluminum price]  x  25%; plus

[(final average copper price – initial copper price) / initial copper price]  x  25%; plus

[(final average nickel price – initial nickel price) / initial nickel price]  x  25%; plus

[(final average zinc price – initial zinc price) / initial zinc price]  x  25%

So, using the hypothetical prices above,

[(2,883.40 – 2,772.50) / 2,772.50] x 25%  =  1% ; plus

[(8,486.40 – 8,160.00) / 8,160.00] x 25%  =  1%; plus

[(33,649.20 – 32,355.00) / 32,355.00] x 25%  =  1%; plus

[(3,972.80 – 3,820.00) / 3,820.00] x 25%  =  1%

basket performance   =   4%

August 2007	Page 8

Commodity-Linked Capital Protected Notes due November 16, 2010

EXAMPLE #1:	Basket performance is positive and greater than 39%. Investors receive greater than 39% return.

Hypothetical basket performance = 42%

Participation rate = 100%

Supplemental Redemption Amount = greater of:

•	the jump amount of $390; and

•	$1,000 x basket performance x participation rate

= $1,000 x 100% x 42% = $420

Because the basket performance is greater than 39%, you will receive a supplemental redemption amount that is greater than $390.  The total payment at maturity per note will equal $1,420, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $420.

EXAMPLE #2:	Basket performance is positive but less than or equal to 39%. Investors receive a 39% return.

Hypothetical basket performance = 4%

Participation rate = 100%

Supplemental Redemption Amount = greater of:

•	the jump amount of $390; and

•	$1,000 x basket performance x participation rate

= $1,000 x 100% x 4% = $40

Because the basket performance is positive but less than 39%, you will receive a supplemental redemption amount equal to the jump amount of $390.  The total payment at maturity per note will be $1,390, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $390.

EXAMPLE #3:         Basket performance is 0% or negative.  Investors only receive par at maturity.

Hypothetical basket performance = -5%

Participation rate = 100%

Supplemental Redemption Amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 stated principal amount per note.

August 2007	Page 9

Commodity-Linked Capital Protected Notes due November 16, 2010

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

¡
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

¡
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

¡
Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices for commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the prices of the basket commodities and may cause the prices for basket commodities to move in inconsistent directions and at inconsistent rates which will affect the value of your notes in varying ways.  Specific commodities prices are affected by numerous factors specific to each market.  For more information on each of the basket commodities, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

¡
An investment in commodities could expose you to concentrated risk.  The basket commodities are concentrated in the industrial metals sector.  An investment in the notes may therefore bear risks similar to a securities investment concentrated in a limited number of industries or sectors.

August 2007	Page 10

Commodity-Linked Capital Protected Notes due November 16, 2010

¡
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

¡
Investing in the notes is not equivalent to investing directly in the basket commodities. Because the basket performance is based on the average prices of the basket commodities over the determination dates over the final three months of the term of the notes, it is possible for the final average commodity price of any of the basket commodities to be lower than the initial commodity price of such basket commodity even if the price of the basket commodity has been above the initial commodity price during the term of the notes.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
There are risks relating to trading of commodities on the London Metal Exchange.  There are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  Therefore, in a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates and negatively affect the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain underlying commodities, and consequently the supplemental redemption amount.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the Issuer. Any decline in the Issuer’s credit ratings may affect the market value of the notes.

¡
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCS, the calculation agent, is an affiliate of the Issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

¡
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could potentially increase the initial commodity prices for the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

August 2007	Page 11

Commodity-Linked Capital Protected Notes due November 16, 2010

Historical Information

The following tables set forth the published high and low official cash offer prices, as well as end-of-quarter official cash offer prices, of each of the basket commodities for each quarter in the period from January 1, 2002 through July 24, 2007.  The related graphs set forth the official cash offer prices for each of the basket commodities in the same period.  On July 24, 2007, the official cash offer prices for aluminum, copper, nickel and zinc were $2,772.50, $8,160.00, $32,355.00 and $3,820.00, respectively.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Aluminum January 1, 2002 to July 24, 2007	High	Low	Period End
2002
First Quarter	1,438.00	1,313.00	1,386.00
Second Quarter	1,398.00	1,318.00	1,364.50
Third Quarter	1,370.00	1,279.00	1,280.50
Fourth Quarter	1,399.00	1,275.50	1,344.50
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter (through July 24, 2007)	2,791.00	2,690.50	2,772.50

Aluminum January 1, 2002 to July 24, 2007

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Commodity-Linked Capital Protected Notes due November 16, 2010

Copper January 1, 2002 to July 24, 2007	High	Low	Period End
2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter (through July 24, 2007)	8,210.00	7,730.50	8,160.00

Copper January 1, 2002 to July 24, 2007

August 2007	Page 13

Commodity-Linked Capital Protected Notes due November 16, 2010

Nickel January 1, 2002 to July 24, 2007	High	Low	Period End
2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter (through July 24, 2007)	36,950.00	31,800.00	32,355.00

Nickel January 1, 2002 to July 24, 2007

August 2007	Page 14

Commodity-Linked Capital Protected Notes due November 16, 2010

Zinc January 1, 2002 to July 24, 2007	High	Low	Period End
2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1,008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter	4,115.50	3,050.00	3,280.50
Second Quarter	4,120.00	3,205.50	3,301.00
Third Quarter (through July 24, 2007)	3,820.00	3,390.00	3,820.00

Zinc January 1, 2002 to July 24, 2007

August 2007	Page 15